 EXHIBIT 5.1

BURS, FIGA & WILL PC
Suite 1000, 6400 S. Fiddlers Green Circle
Greenwood Village, CO 80111
United States of America

September 18, 2009

The Board of Directors
Oilsands Quest Inc.
800, 326 – 11th Avenue SW
Calgary, Alberta, Canada T2R 0C5

Re:	Form S-1 Registration Statement
Opinion of Counsel

Ladies and Gentlemen:

As counsel for Oilsands Quest Inc. (the “Company”), a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, and instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed.  In giving such opinions, we have also relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

We have also examined the Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Commission on or about September 18, 2009 related to:

 (i)           The offering from time to time pursuant to Rule 415 under the Securities Act of an undeterminable number of shares of Company common stock (the “Shares”) and warrants (“Warrants”), which shares and warrants may be offered in combinations as units (“Units”), and an undeterminable number of  subscription receipts (“Subscription Receipts”).  The Shares, Warrants, Units, and Subscription Receipts may be issued or sold from time to time as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein and any supplements to the prospectus.

(ii)            The issuance of up to 6,325,000 shares of common stock underlying warrants issued by the Company in December 2007 (the “December 2007 Warrants”).

(iii)           The issuance of up to 17,537,500 shares of common stock underlying warrants issued by the Company in May 2009 (the “May 2009 Warrants”).

(iv)           The resale of shares of Company common stock by the Selling Shareholders as described in the Registration Statement to be issued upon exchange of the Oilsands Quest Sask Inc. Exchangeable Shares (the “Exchangeable Shares”).

In giving this opinion, we have assumed that after the sale of any shares of common stock, exercise of warrants, exchange of subscription receipts, or issuances of shares of Company common stock pursuant to units under the Registration Statement the total number of Company common shares issued and outstanding combined with those common shares reserved by the Company for other purposes, will not exceed the number authorized in the Company’s articles of incorporation.

Based upon the foregoing and subject to the other qualifications and limitations stated in this letter we are of the opinion that:

1.           Assuming that at or before the time Shares are issued the Company takes all necessary corporate actions to authorize and approve the issuance of the Shares for consideration the Board considers to be adequate and the payment received therefor is in accordance with the terms and conditions as determined by the Company, the Shares to be issued by the Company will be duly authorized, validly issued, fully paid and non-assessable.

2.           Assuming that at or before the time any Warrants are issued the Company takes all necessary corporate actions to authorize and approve the issuance of the Warrants, the payment therefor is in accordance with the terms and conditions as determined by the Company, the Board determines that the payment to be received upon exercise thereof is adequate, and the Warrants have been duly executed and delivered by the Company in accordance with the terms established by the Company, the Warrants to be issued by the Company will be duly authorized, validly issued and legally binding obligations of the Company.

3.           Assuming that at or before the time any Units are issued the Company takes all necessary corporate actions to authorize and approve the issuance of the Units comprising a combination of Shares and Warrants, the payment therefor is in accordance with the terms and conditions as determined by the Company, and if required by the terms established by the Company all Unit agreements have been duly executed and delivered by the Company, the Units to be issued by the Company will be duly authorized and validly issued and legally binding obligations of the Company.

4.           Assuming that at or before the time any Subscription Receipts are issued the Company takes all necessary corporate actions to authorize and approve the issuance of the Subscription Receipts, the payment therefor is in accordance with the terms and conditions as determined by the Company, and if required by the terms established by the Company all Subscription Receipt agreements have been duly executed and delivered by the Company, the Subscription Receipts to be issued by the Company will be duly authorized and validly issued and legally binding obligations of the Company.

5.           The shares of common stock issuable upon the exercise of the December 2007 Warrants and the May 2009 Warrants, will be when paid for in accordance with the terms of thereof, duly authorized, validly issued, fully paid and non-assessable.

6.           The shares of Company common stock held by the Selling Shareholders and described in the Registration Statement as outstanding, to be outstanding prior to effectiveness of the Registration Statement, or issuable thereafter upon exercise of the Exchangeable Shares, have been or (as the case may be) will have been duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Colorado.  This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Burns, Figa & Will, P.C.

BURNS FIGA & WILL, P.C.